UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2019

Sienna Biopharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38155	27-3364627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30699 Russell Ranch Road, Suite 140

Westlake Village, CA 91362

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 629-2256

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2019, Sienna Biopharmaceuticals, Inc. (the “Company”) announced that John W. Smither is resigning from his position as Chief Financial Officer of the Company for personal reasons, and not as the result of any disagreement with the Company, its management or Board of Directors, effective as of April 1, 2019. The Company also announced the appointment of Alexander Azoy as Chief Financial Officer of the Company, effective as of April 1, 2019.

Mr. Azoy, age 43, has served as the Company’s Corporate Controller since December 2017. During that time, he worked directly with the Company’s Chief Financial Officer on financing projects and preparing Sienna to be a public reporting company. Mr. Azoy was previously the Vice President of Accounting for Smart & Final, a public consumer products retailer with over $4 billion in annual revenues and 12,000 employees, from January 2016 to November 2017. In this role, he oversaw accounting operations, Sarbanes-Oxley compliance and SEC financial reporting. Mr. Azoy was the Corporate Controller for Kythera Biopharmaceuticals from March 2015 until December 2015, after it was acquired by Allergan plc. At Kythera, he had responsibility for its accounting and tax functions, as well as SEC financial reporting and preparing the company for its first commercial launch. From June 2013 to March 2015, Mr. Azoy served as Director, Finance Business Strategy for Warner Bros. Entertainment supporting corporate finance initiatives and mergers and acquisitions. From 2003 to 2013, he held roles of increasing responsibility in Ernst & Young’s audit practice, serving clients in the life sciences sector, including Amgen. Mr. Azoy holds a bachelor’s degree in accounting from California State University, Northridge. He is a certified public accountant in California and a member of the California Society of Certified Public Accountants.

In connection with his commencement of employment with the Company, Mr. Azoy entered into an employment agreement (the “Employment Agreement”) with the Company, which provides for an annual base salary of $300,000 and an annual bonus targeted at 35% of his base salary. Mr. Azoy was granted 20,000 restricted stock units (“RSUs”) and an option to purchase 20,000 shares of the Company’s common stock (the “Option”), with an exercise price equal to the closing trading price of the Company’s common stock as reported on the Nasdaq Global Select Market on April 1, 2019. The RSUs and Option were granted under the Company’s 2017 Incentive Award Plan. The RSUs will vest as to 25% of the total number of RSUs on October 1, 2019, 25% of the total number of RSUs on April 1, 2020, and the remaining 50% of the total number of RSUs on April 1, 2021, subject to Mr. Azoy not experiencing a termination of service through each vesting date. The Option will vest and become exercisable as to 25% of the shares subject to the Option on October 1, 2019, 25% of the shares subject to the Option on April 1, 2020, and the remaining 50% of the shares subject to the Option in 12 equal monthly installments thereafter, so that 100% of the shares subject to the Option will be vested on April 1, 2021, subject to Mr. Azoy not experiencing a termination of service through each vesting date. The Employment Agreement also provides that in the event of a “change in control,” each then-outstanding equity award, including each stock option, held by Mr. Azoy will accelerate in respect of 50% of the unvested shares of Company common stock underlying the award. The remaining unvested portion of each award will continue to vest on the same schedule in effect as of immediately prior to the change in control, except that any unvested portion of an award will vest in full on the one-year anniversary of the change in control, subject to Mr. Azoy’s continued employment through such date.

In addition, under the Employment Agreement, in the event that Mr. Azoy’s employment with the Company is terminated by the Company without “cause” or by Mr. Azoy for “good reason,” then in exchange for timely providing the Company a general release of claims, he would be entitled to receive (i) a cash lump sum payment equal to six months of his then-existing base salary and (ii) continued healthcare coverage premiums for six months. If the termination without cause or resignation for good reason occurs during the period commencing three months prior to a change in control and ending 18 months after a change in control, then, in lieu of the foregoing benefits, Mr. Azoy would be entitled to receive (a) a cash lump sum payment equal to (i) 12 months of his then-existing base salary, plus (ii) his target bonus, plus (iii) a pro-rated target bonus for the year of termination, (b) continued healthcare coverage premiums for 12 months, (c) full accelerated vesting of each then-outstanding equity award held by him and (d) the extension of the post-termination exercise period of each then-outstanding stock option to the earlier of the 12 month anniversary of the date of termination or the original expiration date of the stock option. The foregoing description of the material terms of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete terms of such agreement, a copy of which will be filed as an exhibit in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

In connection with Mr. Azoy’s appointment as Chief Financial Officer, the Company will enter into an indemnification agreement with Mr. Azoy in accordance with the Company’s standard practice and pursuant to the form previously approved by the Board and the Company’s stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2019	Sienna Biopharmaceuticals, Inc.

	By:	/s/ Timothy K. Andrews
	Name:	Timothy K. Andrews
	Title:	General Counsel and Secretary